EXHIBIT 10.1

Employment Agreement

June 13, 2002

Ken Kay

1015 Wallace Ridge

Beverly Hills, CA  90210

Dear Ken:

Congratulations on your new opportunity with CB Richard Ellis!  We hope you will find challenge and satisfaction as an employee of our Company.   This letter serves to confirm the full and complete terms of our employment offer.

Position:                                                                                               Chief Financial Officer

Start Date:                                                                                     To be determined.

Base Salary:                                                                            $17,307.69 per bi-weekly pay period ($450,000 annual equivalency)

Sign-on Bonus:                                                             You will receive a sign-on bonus of $300,000, to be paid within15 days of your employment date.  If you should leave the company for any reason prior to the one-year anniversary of your Start Date, then you will return the entire unprorated sign-on bonus to CB Richard Ellis.   (If you prefer to have this payment in the form of a loan, which is forgivable on the first anniversary of your Start Date, we can prepare the appropriate promissory note.)

Bonus:                                                                                                           You will be eligible to receive a discretionary performance bonus pursuant to the terms of the bonus plan applicable to your position, which currently is the Executive Bonus Plan (“EBP” or “the Plan”).  The EBP is the replacement for the former bonus plan, which was referred to as the “RPA Bonus Plan.”  I have enclosed a copy of the EBP for your review.  Your Target Bonus pursuant to the EBP shall be 66 2/3 % of your Base Salary.  The amount of your bonus will be determined by profitability targets for the company, line of business and individual performance.  Each of the three factors is weighted based on your position with the total weighting being 100%.  The weightings that apply to your position are 50% company performance, 30% line of business, and 20% individual performance.   Further detail is available in the enclosed EBP plan.  For calendar year 2002 only, your bonus amount will solely be based on individual performance, as discussed with and evaluated by the CEO, and be pro-rated against your Start Date.  Bonus payments are contingent upon Company profitability and in all cases, are paid at the sole discretion of the Company.  An express condition of earning this bonus is your continued employment through the date bonuses are paid.  This date is presently in March of the succeeding year, but the Company reserves the right to change this date as it deems appropriate.  Should you leave our employment for any reason prior to the date on which bonuses are paid, no bonus will have been earned and none will be payable.

Equity:                                                                                                         You will be eligible, for up to six months after your effective date of employment, to purchase up to 23,000 shares of CB Richard Ellis stock at $16 a share.   You will be eligible to participate in our existing loan program to borrow cash equal to 50% of the cash requirement to purchase these shares under standard company terms and conditions for such loans.   These shares do not have any additional options attached to them.  In addition, you will be granted an option to purchase 62,000 shares of CB Richard Ellis stock at a $16 per share exercise price, vesting 20% over the next five years on the anniversary date of the grant.

Benefits:                                                                                                  Participation in the corporate fringe benefits package including medical, dental, disability,

dependent care, life and AD&D insurance commences on the first day of the month following 31 days of continuous employment with CB Richard Ellis.  During the second week of the month following your first day of employment, a personalized benefit enrollment work sheet and instructions for enrolling via the web will be sent to your home address.

You are eligible to participate in the 401(K) Plan on your date of hire.  However, your active participation begins with the first pay period after you have called Vanguard to designate your contribution percentage and make your investment selections.  You will receive a personal identification number (PIN) and an enrollment kit under separate cover from Vanguard within four weeks from your date of hire.  You may then call Vanguard at 800/523-1188 to enroll.

Severance:                                                                                     If you are terminated for any reason in the first twenty-four (24) months of your employment, you will be eligible to receive a severance payment equal to 100% of one year’s Base Salary.  Should you voluntarily resign as an employee within twenty-four (24) months of your Start Date, you would not be eligible for this severance payment.  You will no longer be eligible for this severance payment after the second anniversary of your Start Date.

Termination from

Change of Control:                                      In the event that your employment with CB Richard Ellis is terminated as the result of a “Change of Control”, as defined in the attached Exhibit “A”, you will be eligible to receive a payment equal to one hundred fifty percent (150%) of one year’s base salary as a severance payment.  This severance payment is in lieu of any other severance payment that you would be entitled to under this Offer Letter or by company policy.  If a new company policy or plan results in a more favorable change of control termination arrangement than reflected here, you will be eligible to replace this arrangement with the more favorable one.

Paid Time Off (PTO):                              You will be subject to the company’s standard HCE/PTO policy, which provides that highly compensated employees earning a base salary of $75,000 and above are eligible to take unlimited Paid Time Off (“PTO”) subject to the prior authorization of their manager and so long as the employee is performing satisfactorily and meeting employee’s performance priorities.  You have indicated that you plan to take time off during August 8th-15th and August 21st – 26th, which is fine.  As part of the HCE/PTO Program, employees within this income category are also entitled to enhanced Severance and Leave of Absence benefits as outlined by Company policy.

Confidentiality:                                                          The protection of confidential information and trade secrets is essential for CB Richard Ellis, its companies and employees’ future security.  To protect such information, employees may not disclose any trade secrets of confidential information (defined further in the Employee Handbook). The Company’s Confidentiality Policy is ongoing even after employment with the Company terminates.

Right to Work:                                                                 This offer is contingent upon our verification of your employment eligibility as required by Federal Immigration law.  Upon your start date, you will be required to provide us with documentation establishing identification and employment eligibility.  Acceptable forms of identification are listed on the back of the I-9 form.

Termination:                                                                          CB Richard Ellis is an “at will” employer, which means that either you or CB Richard Ellis may terminate the employment agreement at any time with or without notice or cause.

A New Hire Packet containing information for you to read prior to your first day of employment will be sent to you separately.  Please take time to read this information thoroughly and bring it with you, as you will be asked to complete paperwork regarding this information.

Your signature on this letter indicates your acknowledgment and acceptance of these as the full and complete terms of our employment agreement.  Please return the signed original to me.

On behalf of all of us at CB Richard Ellis, we are excited that you have joined us and we hope that you find your association with our Company to be challenging and fulfilling in every respect!

Very truly yours,

/s/ RAY WIRTA
Ray Wirta
Chief Executive Officer